Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158663

Supplement dated June 26, 2009

to Term Sheet No. 112 dated May 27, 2009,

product supplement ARN-2 dated April 21, 2009,

Series L MTN prospectus supplement

dated April 21, 2009 and prospectus dated

April 20, 2009 (together, the “Note Prospectus”)

Bank of America Corporation

Medium-Term Notes, Series L

Accelerated Return Notes®

Linked to the S&P 500® Index, due July 30, 2010

(the “ARNs”)

This document supplements the Note Prospectus in connection with any secondary market transactions in the ARNs by Merrill Lynch Pierce, Fenner & Smith Incorporated and its affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.

The Starting Value for the ARNs was defined in the final term sheet relating to the ARNs (the “Final Term Sheet”), dated May 27, 2009 and filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2009, as the lesser of (a) 893.06, the closing level of the S&P 500® Index (the “Index”) on May 27, 2009, and (b) the lowest closing level of the Index on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event does not occur.

The Starting Value Determination Period expired on June 26, 2009. The lowest closing level of the Index on any Market Measure Business Day during the Starting Value Determination Period on which a Market Disruption Event did not occur was 893.04, which is less than 893.06.

Therefore, the Starting Value for the ARNs is 893.04.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Risk Factors” on page TS-5 of the Final Term Sheet and beginning on page S-9 of product supplement ARN-2, as the ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Final Term Sheet dated May 27, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509121362/d424b2.htm

—	Product supplement ARN-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003416/g18702p4e424b5.htm

—	Series L MTN prospectus supplement dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

—	Prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003342/g18334sv3asr.htm

—	Market Making Prospectus for Our Debt Securities, dated May 4, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509098047/dposasr.htm

Our Central Index Key, or CIK, on the SEC website is 70858. Unless otherwise indicated or unless the context requires otherwise, all references in the Final Term Sheet to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

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